Exhibit 4.33

DATED the 21st day of January 2005

RIKON LIMITED

and

WIKWAY TECHNOLOGY DEVELOPMENT LIMITED

TENANCY AGREEMENT

Robert Wang Solicitors.,

Solicitors & Notaries,

21st Floor,

Nine Queen’s Road Central,

Hong Kong.

Ref :/11313-37623/AWG/EYC/L0I

AN AGREEMENT made this 21st day of January Two thousand and five

Parties

BETWEEN RIKON LIMITED whose registered office is situate at: 13-15 Dal Wang Street, Tai Po Industrial Estate, Tai Po, New Territories, Hong Kong hereinafter called “the Landlord”) of the one part AND The Tenant whose name address or registered office and description are set out in Part I of the First Schedule hereto (hereinafter called “the Tenant”) of the other part,

WHEREBY IT IS HEREBY AGREED as follows :-

SECTION I

PREMISES, TERM, RENT AND USER

The Landlord lets and the Tenant takes the Unit 01 on 28th Floor of the building known as CITICORP CENTRE, 18 WHITFIELD ROAD, HONG KONG (“the Building”) erected on ALL THOSE pieces or parcels of ground registered in the Land Registry as The Remaining Portion of Inland Lot No.2227 and The Remaining Portion of Inland Lot No. 1936 (which said Unit 01 on 28th Floor of the Building is hereinafter called “the Premises” and is for the purpose of identification delineated on the Plan hereto annexed and thereon coloured pink and hatched black) Together with the use for the Tenant its servants agents licensees and customers in common with the Landlord and all others having the like right of the entrances staircase landings and passages in the Building in so far as the same are necessary for the proper use and enjoyment of the Premises and Together with the use for the Tenant its servants agents licensees and customers in common as aforesaid of the lifts and escalators in the Building (if any and whenever the same shall be operating) for the term set out in Part II of the First Schedule hereto (“ the Term”) YIELDING AND PAYING therefor throughout the Term such rent and other charges as are from time to time payable in accordance with the provisions set out in Part III of the First Schedule hereto and subject to the Tenant’s use, occupation and enjoyment of the Premises only for the purposes set out in Part V of the First Schedule hereto and not for any other purposes whatsoever but no warranty as to fitness of the Premises for any specific use is given and agreed to be given by the Landlord and the Tenant shall at its own costs apply to the relevant Government Departments for approval on such use.

SECTION II

RENT AND OTHER CHARGES

The Tenant hereby agrees with the Landlord as follows :-

(1)	Rent and Management Charges

(a)	Subject to the rent free periods set out in the Second Schedule hereto, to pay the rent as set out in Part III of the First Schedule hereto in advance exclusive of rates and clear of all deductions or set-off on the 1st day of each calendar month, the first and last of such payments to be apportioned according to the number of days in the month included in the Term; and

(b)	To pay the said rent on the days and in the manner stipulated herein without any deduction counterclaim or set-off and to pay by way of an additional rent without any deduction counterclaim or set-off whatsoever and on demand interest calculated on a daily basis at an annual rate equivalent to 2% above the best lending rate for the time being quoted by The Hong Kong & Shanghai Banking Corporation Limited in Hong Kong on (i) any sum of money not received by the Landlord within 7 days of the date due for payment (whether demand or not) from the due date aforesaid until the whole of such sum is received by the Landlord (ii) any sum paid by the Landlord in default of the Tenant’s obligations under this Agreement from the date of payment by the Landlord until the same is received by the Landlord; and

(c)	To pay the service management and air conditioning charges payable and calculated in accordance with Part IV of the First Schedule hereto;

(2)	Rates and Government Rent

To pay and discharge before the due date all rates Government Rent taxes assessments duties impositions charges and outgoings whatsoever of an annual or recurring nature now or hereafter to be imposed or levied on the Premises or upon the owner or occupier in respect thereof by the Government of Hong Kong or other lawful authority (Property Tax and other expenses and outgoings of a capital nature alone excepted).

(3)	Utility Charges and Deposits

To pay and discharge all deposits and charges in respect of gas water electricity air-conditioning and telephone as may be shown by or operated from the Tenant’s own metered supply or by accounts rendered to the Tenant in respect of all such utilities consumed on or in the Premises.

(4)	Rent Free Periods

The Landlord shall grant to the Tenant the rent free period(s) as set out in the Second Schedule hereto (if any) provided that (i) during which period(s) the Tenant shall be required to pay the rates, government rent, management and air-conditioning and other utility service charges payable in respect of the Premises and (ii) there is no arrears of rent and/or breach of any terms and conditions hereof before the commencement of each of such rent free period(s). For the avoidance of doubt, it is hereby agreed that if there is any arrears of rent and/or breach of any terms and conditions hereof before the commencement of any such rent free period(s), the Tenant shall not be entitled to such rent free period(s) and shall pay rent during such period(s).

SECTION III

TENANT’S OBLIGATIONS

The Tenant further agrees with the Landlord as follows:-

(1)	Compliance with Ordinances

To obey and comply with and to indemnify the Landlord against the breach of all Ordinances, regulations, bye-laws, rules and requirements of any Governmental or other competent authority relating to the use and occupation of the Premises, or to any other act, deed, matter or thing done, permitted, suffered or omitted therein or thereon by the Tenant or any employee, agent or licensee of the Tenant and without prejudice to the foregoing to obtain any licence approval or permit required by any Government or other competent authority in connection with the Tenant’s use or occupation of the Premises prior to the commencement of the Tenant’s business and to maintain the same in force during the currency of this Agreement and to indemnify the Landlord against the consequences of a breach of this provision.

(2)	Fitting out

To fit out the interior of the Premises in a good and proper workmanlike fashion using good quality materials and in accordance with the requirements and provisions of the Third Schedule hereto and to maintain the same throughout the Term in good condition and repair (fair wear and tear excepted). In carrying out any approved work hereunder, the Tenant shall cause his servants agents contractors and workmen to cooperate fully with the Landlord and all servants and agents and workmen of the Landlord and with other tenants or contractors carrying out any work in the Building. The Tenant shall obey and cause his servants agents contractors and workmen to obey and comply with all reasonable instructions and directions which may be given by the Landlord’s servants or agents or other authorised representatives in connection with the carrying out of such work. This provision shall further apply to all subsequent redecoration of the Premises by the Tenant.

(3)	Installation of Telephone Cables

The Tenant shall make his own arrangements with the Pacific Century Cyberworks with regard to the installation of telephones in the Premises, but the installation of telephone lines outside the Premises must be in accordance with the directions and regulations from time to time stipulated by the Landlord.

(4)	Good Repair of Interior

To keep all the interior of the Premises including the flooring and interior plaster or other finishing material or rendering to walls floors and ceilings and the Landlord’s fixtures and fittings therein and all additions (whether of the Landlord or the Tenant) thereto including but not limited to all doors windows electrical installations and wiring light fittings and fire fighting apparatus in good clean tenantable substantial and proper repair and condition and as may be appropriate from time to time properly painted and decorated and so to maintain the same at the expense of the Tenant and to deliver up the same to the Landlord at the expiration or sooner determination of the Term in like condition.

(5)	Replacement of Windows

To pay or reimburse the Landlord the cost of replacing all broken or damaged windows or glass of the Premises (or elsewhere if used exclusively by the Tenant).

(6)	Repair of Electrical Installations

To repair or replace if so required by the appropriate Company or Authority under the terms of the Electricity Supply Ordinance or any statutory modification or re-enactment thereof or any Regulations made thereunder all the electricity wiring installations and fittings within the Premises and the wiring from the Tenant’s meter or meters to and within the same.

(7)	Toilets and Water Apparatus

To keep the sanitary equipment and water apparatus (if any) used by the Tenant and his employees, agents, licensees and customers in good, clean and tenantable repair and condition to the satisfaction of the Landlord and in accordance with the regulations or bye-laws of all Public Health and other

Government Authorities concerned.

(8)	Cleaning and Cleaning Contractors

To keep the Premises including all external windows lights at all times in a clean and sanitary state and condition and for the better observance hereof the Tenant shall only employ as cleaners of the Premises such persons or firms as may be approved by the Landlord. Such cleaners shall be employed at the expense of the Tenant.

(9)	Clearing of Drains

To pay on demand to the Landlord the reasonable cost incurred by the Landlord in cleaning and clearing any of the drains choked or stopped up owing to improper or careless use by the Tenant or his employees invitees or licensees.

(10)	To Permit Landlord to Enter and View

To permit the Landlord its agents and all persons authorised by it with or without workman or others and with or without appliances at all reasonable times upon prior appointment to enter upon the Premises to view the condition thereof and upon prior written notice to the Tenant to take inventories of the fixtures and fittings therein and to carry out any work or repair required to be done and provided that in the event of an emergency the Landlord its servants or agents may enter without notice and forcibly if the Landlord deems necessary. In the exercise of such rights the Landlord will cause as little disturbance to the business of the Tenant carried on in the Premises as is possible.

(11)	To Repair on Receipt of Notice

To make good all defects and wants of repair to the Premises for which the Tenant is responsible hereunder within the period of one month from the receipt of a written notice from the Landlord to repair and make good the same. If the Tenant shall fail to carry out such works or repairs as aforementioned, the Landlord shall be entitled to enter upon the Premises and carry out the same and the cost thereof shall be a debt owed by the Tenant to the Landlord and shall be repayable forthwith.

(12)	Protection from Typhoon

To take all reasonable precautions to protect the interior of the Premises from storm or typhoon damage.

(13)	Indemnification of Landlord

To be wholly responsible for any damage or injury caused to any person whomsoever directly or indirectly through the defective or damaged condition of any part of the interior of the Premises or any fixtures or fittings therein for the repair of which the Tenant is responsible hereunder or in any way owing to spread of fire or smoke or overflow of water from the Premises or any part thereof or through the act default or neglect of the Tenant its servants agents licensees or customers and to make good the same by payment or otherwise and to indemnify the Landlord against all costs claims demands actions and legal proceedings whatsoever made upon the Landlord by any person in respect of any such loss damage or injury and all costs and expenses incidental thereto, and to effect adequate insurance cover in respect of such risks in accordance with the provisions of Clause (14) below.

(14)	Tenant’s Insurances

To effect and maintain during the Term of this Agreement adequate insurance coverage in respect of the following :-

Liability :-

For loss injury or damage to any person or property whatsoever caused through or by any act default or neglect of the Tenant which may give rise to a claim for indemnity under Clause (13) above. The Tenant’s Group or Block policy of insurance shall be effected with a reputable insurance company. The Tenant hereby further undertakes to produce to the Landlord is and when required by the Landlord evidence that such policy of insurance subsiste together with a certificate from the insurance company that the policy is in all respects valid and subsisting.

(15)	Refuse and Garbage Removal

To be responsible for the removal of refuse and garbage from the Premises to such locations as shall be specified by the Landlord from time to time. In the event of the Landlord providing services for refuse and garbage collection and charging for a reasonable costs, such services shall be engaged by the Tenant to the exclusion of any other similar services.

(16)	Service Entrances

To load and unload goods only as such reasonable times and through such entrances and by such service lifts (if any) as shall be reasonably designated by the Landlord for this purpose from time to time.

(17)	Common Areas

To pay or reimburse the Landlord the cost of any damage caused to any part of the common areas of the Building occasioned by the Tenant its licensees employees agents contractors or invitees or any other person claiming through or under the Tenant.

(18)	Contractors Employees Invitees and Licensees

To be liable for any act default negligence or omission of the Tenant’s contractors employees invitees or licensees as if it were the act default negligence or omission of the Tenant and to indemnify the Landlord against all costs claims demands expenses or liability to any third party in connection therewith.

(19)	Directory Boards

To pay the Landlord immediately upon demand the cost of repairing or replacing as necessary the Tenant’s name on any directory boards at the Building.

(20)	Regulations

To observe and comply with such reasonable rules and regulations as may from time to time be made or adopted by the Landlord.

(21)	Deliver up Premises and Handover

To deliver up the Premises at the expiration or sooner determination of this Agreement in good clean and tenantable repair and condition in accordance with the stipulations herein contained.

(22)	Reinstate Premises

To reinstate and restore the Premises to its bare shell condition and to make good all damage caused or occasioned by the erection and removal of alterations partitions or other erections, such reinstatement and restoration to be carried out under the control of the Landlord’s fit-out controller or such other persons as the Landlord may appoint at the Tenant’s cost.

(23)	Security Guards

To employ as security guards of the Premises only such persons or such firm as may be approved by the Landlord. Such security guards shall be employed at the sole expense of the Tenant.

(24)	Pipes and Conduits

To permit the Landlord to use and maintain existing pipes and conduits in and through the Premises. The Landlord or its agents shall have the right to enter the Premises to examine the same at all reasonable times upon prior appointment and not so as to interfere with the efficient management of the Tenant’s business carried on in the Premises.

(25)	Air-conditioning

(i)

The Premises shall be supplied with air-conditioning by variable air volume cooling system and in connection therewith the electric power for any variable air handling units installed within or exclusively for the Premises shall be connected to the Tenant’s electricity supply meter and the Tenant shall pay direct to the supply authority or undertaker for the electric power consumed thereby and the Tenant shall permit the Landlord and its servants, accredited agents or contractors access to the Premises at all reasonable times after due notice for the purpose of carrying out necessary maintenance, repair or replacement of any air-conditioning plant and equipment, installed within the Premises. If the Tenant requires any alterations to the air-conditioning ducting layout, the Tenant shall submit proposals for such alterations to the Landlord, or the Landlord’s agent or consultant for its approval and in any event such alteration work shall be carried out by the Landlord at the cost and expense of the Tenant.

(ii)	To reimburse to the Landlord the cost of repairing or replacing any air conditioning variable air handling units or any other part of the air conditioning system or installation which is damaged or rendered defective by the misuse or negligence of the Tenant or any of the Tenant’s employees, agents, licensees or customers.

(26)	Tenant’s Private Air-conditioning

In the event of the Tenant installing private air-conditioning units in the Premises (subject always to the prior written approval of the Landlord) the Tenant shall comply with the directions and instructions of the Landlord regarding their installation and shall at the Tenant’s own expense be responsible for their periodic inspection, maintenance and repair and for replacement of defective wiring, and shall be strictly liable for any damage caused directly or indirectly by the installation, operation or removal of such units.

(27)	Comply with Deed of Mutual Covenant

To obey observe and comply with and perform all the covenants, terms, conditions and provisions in the Deed of Mutual Covenant and Management Agreement (if any) relating to the Premises and the Building and to indemnify the Landlord against any breach non-performance or non-observance thereof.

(28)	Notice of Damage

To give notice in writing to the Landlord or its appointed agent immediately of any damage that may be caused to the Premises or suffered by any persons therein or thereon and of any accident to or defects in the electrical installations wiring piping fittings fixtures or other facilities provided by the Landlord.

SECTION IV

LANDLORD’S OBLIGATIONS

The Landlord agrees with the Tenant as follows:-

(1)	Quiet Enjoyment

Save as herein provided otherwise, to permit the Tenant (having duly been paying the rent, rates, and other charges hereby covenanted to be paid in the manner herein provided and observing and performing the agreements terms conditions and obligations herein contained) to have quiet possession and enjoyment of the Premises during the Term without any interruption by the Landlord or any person lawfully claiming under or through or in trust for the Landlord.

(2)	Property Tax and Others

To pay Property Tax and other expenses and outgoings of a capital nature attributable to or payable in respect of the Premises.

(3)	Roof and Main Structure

To use reasonable endeavour to procure the Manager of the Building to maintain and keep the main structure of the Premises and the main drains and pipes in a proper state of repair and condition Provided that the Landlord shall not be liable for breach of this Clause unless and until written notice of any defect or want of repair has been given to the Landlord by the Tenant and the Landlord has failed to take reasonable steps to procure the Manager of the Building to repair or remedy the same after the lapse of a reasonable time from the date of service of such notice.

SECTION V

RESTRICTIONS AND PROHIBITIONS

The Tenant hereby further agrees with the Landlord as follows:-

(1)	Installations and Alterations

(a)

Not without the previous written consent of the Landlord which prior written consent shall not be unreasonably withheld, to erect install or alter any fixtures partitioning or other erection or installation in the Premises or to make suffer or permit to be made any disturbance alterations or additions to the electrical wiring installation and lighting fixtures or any part thereof or to install or permit or suffer to be installed any equipment apparatus or machinery including any safe which imposes a weight on any part of the flooring in excess of that for which it was assigned. The Landlord shall be entitled to prescribe the maximum weight and permitted location of safes and other heavy equipment and to require that the same stand on supports of such dimensions and material to distribute the weight as the landlord may deem necessary.

(b)	In carrying out any works approved hereunder the Tenant its servants agents contractors and workmen shall observe and comply with all reasonable instructions and directions of the Landlord or its authorised representatives in connection with such works.

(2)	Injury to Main Walls

Not to cut maim or injure or permit or suffer to be cut maimed or injured any doors windows walls beams or any other part of the structure of the Premises or of the Building.

(3)	Alteration to Exterior

Not to affix anything or paint or make any alteration whatsoever to the exterior of the Premises.

(4)	Noise

Not to cause or produce or suffer or permit to be produced on or in the Premises any unreasonable or excessive sound or noise (including sound produced by broadcasting from television, radio and any apparatus or instrument capable of producing or reproducing music and sound) or other acts or things in or on the Premises which may be or become a nuisance or annoyance to the tenants or occcupiers of any neighbouring premises or to other users and customers of the other parts of the Building.

(5)	Signs

Not to exhibit or display on or affix to the exterior of the Premises any writing sign signboard or other device (whether illuminated or not) nor to affix any writing sign signboard or other device in at or above any common area landing or corridor of the Building.

(6)	Illegal Immoral or Improper Use

Not to use or cause permit or suffer to be used any part of the Premises for gambling or for any illegal immoral or improper purposes or in any way so as to cause nuisance annoyance inconvenience or damage or danger to the Landlord or the tenants or occupiers of any other premises of the Building.

(7)	Sleeping or Domestic Use

Not to use the Premises or any part thereof as sleeping quarters or as domestic premises within the meaning of any Ordinance for the time being in force or to allow any person to remain in the Premises overnight except for the purposes of the Tenant’s maintenance works and with the Landlord’s prior permission in writing. Such permission shall only be given to enable the Tenant to post watchmen to look after the contents of the Premises and the names of the watchmen shall first be registered with the Landlord prior to its giving such permission.

(8)	Manufacturing and Storage of Merchandise

Not to use the Premises for the manufacturing or storage of goods or merchandise other than stock or materials reasonably required in connection with the Tenant’s business or to keep or store or cause or permit or suffer to be kept or stored any hazardous or dangerous goods within the meaning of the Dangerous Goods Ordinance and the regulations thereunder or any statutory modification or re-enactment thereto.

(9)	Obstructions in Passages

Not to place or leave or suffer or permit to be placed or left by any contractor employee invitee or licensee of the Tenant any boxes furniture articles or rubbish in the entrance or any of the staircases passages or landings of the Building or any part thereof used in common with other tenants or the Landlord.

(10)	Preparation of Food and Prevention of Odours

Not to cook or permit or suffer to be cooked any food in the Premises other than a hot-bread corner nor to cause or permit any offensive or unusual odours to be produced upon the Premises.

(11)	Food by Serviceways

Not to permit or allow any food or any food containers to be brought onto or removed from the Premises except by way of service entrances services exits and (if any) service lifts or otherwise as may be directed by the Landlord from time to time and at such times as the Landlord shall direct.

(12)	Animals, Pets and Infestation

Not to keep or permit or suffer to be kept any animals or pets inside the Premises and to take all such steps and precautions to the satisfaction of the Landlord to prevent the Premises or any part thereof from becoming infested by termites rats mice roaches or any other pests or vermin and for the better observance hereof the Landlord may require the Tenant to employ at the Tenant’s costs such pest extermination contractors as the Landlord may nominate and at such intervals as the Landlord may direct.

(13)	Subletting, Assigning

Not to assign underlet or otherwise part with the possession of the Premises or any part thereof in any way whether by way of subletting lending sharing or other means whereby any person or persons not named as a party to this Agreement obtains the use or possession of the Premises or any part thereof irrespective of whether any rental or other consideration is given for such use or possession and in the event of any such transfer sub-letting, sharing assignment or parting with the possession of the Premises (whether for monetary consideration or not) this Agreement shall absolutely determine and the Tenant shall forthwith vacate the Premises on notice to that effect from the Landlord. Subject as aforesaid, the Agreement shall be personal to the Tenant named in the First Schedule to this Agreement and without in any way limiting the generality of the foregoing the following acts and events shall, unless approved in writing by the Landlord, be deemed breaches of this Clause :-

(i)	In the case of a Tenant which is a partnership the taking in of one or more new partners whether on the death or retirement of an existing partner or otherwise or the withdrawal of any existing partners for whatsoever reason.

(ii)	In the case of a Tenant who is an individual (including a sole surviving partner of a partnership tenant) the death insanity or disability of that individual to the intent that no right to use possess occupy and enjoy the Premises or any part thereof shall vest in the executors administrators personal representatives next of kin trustee or committee of any such individual.

(iii)	In the case of Tenant which is a corporation any takeover reconstruction amalgamation merger voluntary liquidation or change in the person or persons who owns or own a majority of its voting shares or who otherwise has or have effective control thereof.

(iv)	The giving by the Tenant of a Power of Attorney or similar authority whereby the donee of the Power obtains the right to use possess occupy or enjoy the Premises or any part thereof or does in fact use possess occupy or enjoy the same.

(v)	The change of the Tenant’s business name without the previous written consent of the Landlord which consent the Landlord may give or withhold at its discretion.

(14)	Breach of Government Lease

Not to cause suffer or permit any contravention of the provisions of the Government Lease under which the Landlord holds the Premises and to indemnify the Landlord against any loss or damages resulting from such breach.

(15)	Breach of Insurance Policy

Not to cause or suffer or permit to be done any act or thing whereby the policy or policies of insurance on the Premises against damage by fire or liability to Third Parties for the time being subsisting may become void or voidable or whereby the rate of premium or premiums thereon may be increased, and to repay to the Landlord on demand all sums paid by the Landlord by way of increased premium or premiums thereon and all expenses incurred by the Landlord in and about any renewal of such policy or policies arising from or rendered necessary by a breach of this Clause.

(16)	Aerials

Not to erect any aerial on the roof or walls of the Building nor on the ceiling or walls save that the Tenant is permitted to erect aerials on the ceiling or walls within the Premises.

(17)	No Gambling

Not to permit gambling of any description whatsoever in or around the Premises.

(18)	Sale of Liquor

Not to sell or supply any beer wine spirits liquor or alcohol except in compliance with the terms of the regulations under which the relevant licence is granted by the Government in respect of the Premises.

(19)	No Touting or Soliciting

Not to tout or solicit for business or to permit any touting or soliciting for business or the distributing of pamphlets notices or advertising matter outside the Premises or anywhere within the Building.

(20)	No Gas

Not to bring or permit to be brought into the Premises any gas whether bottled or in pressurised containers or otherwise for any purpose whatsoever.

(21)	No Storage of Hazardous Goods

Not to use the Premises for the storage of goods or merchandise other than samples consistent with the nature of the Tenant’s business, nor to keep or store or permit or suffer to be kept or stored any hazardous goods within the meaning of the Dangerous Goods Ordinance and the Regulations thereunder or any statutory modification or re-enactment thereof.

(22)	No Alteration to Entrance Doors

Not to change in any way the entrance doors provided or approved by the Landlord for access to the Premises and not to install locks, bolts or other fittings to the said entrance doors additional to those supplied or approved by the Landlord or in any way alter the said entrance doors without having first obtained the written licence and consent of the Landlord.

SECTION VI

EXCLUSIONS

IT IS HEREBY FURTHER EXPRESSLY AGREED AND DECLARED that the Landlord shall not in any circumstances be liable to the Tenant or any other person whomsoever :-

(1)	Lifts, Air-conditioning and Other Utilities

In respect of any loss or damage to person or property sustained by the Tenant or any other person caused by or through or in any way owing to any defect in or breakdown of the lifts, escalators and air conditioning system, electric power water supplies or any other service provided in the Building.

(2)	Fire and Overflow of Water

In respect of any loss or damage to person or property sustained by the Tenant or any other person caused by or through or in any way owing to the escape of fumes smoke fire or any other substance or thing or the overflow of water from anywhere within the Building.

(3)	Security

For the security or safekeeping of the Premises or any contents therein and in particular but without prejudice to the generality of the foregoing the provision (if any) by the Landlord of watchmen and caretakers or any mechanical or electrical systems of alarm of whatever nature shall not create any obligation on the part of the Landlord as to the security of the Premises or any contents therein and the responsibility for the safety of the Premises and the contents thereof shall at all times rest with the Tenant, nor shall the rent and other charges hereinbefore mentioned or any part thereof abate or cease to be payable on account of any of the foregoing.

SECTION VII

ABATEMENT OF RENT

Suspension of Rent

If the Premises or any part thereof shall at any time during the Term be destroyed or damaged or become inaccessible or become unfit for occupation not due to any default of the Tenant but owing to fire flooding defective construction earthquake subsidence of the ground or any calamity beyond the control of the Landlord and the policy or policies of insurance effected by the Landlord shall not have been vitiated or payment of policy moneys refused in whole or in part in consequence of any act or default of the Tenant or if at any time during the continuance of this Agreement the Premises or the Building shall be condemned as a dangerous structure or a demolition order or closing order shall become operative in respect of the Premises or the Building then the rent, air conditioning and management fees hereby reserved or a fair proportion thereof according to the nature and extent of the damage sustained or order made shall be suspended until the Premises shall again be rendered fit for occupation and accessible Provided that nothing herein shall impose on the landlord any obligation to repair or reinstate the Premises or any part thereof and Provided that should the Premises not have been reinstated in the meantime either the landlord or the Tenant may at any time after two months from the occurrence of such damage or destruction or order give to the other of them notice in writing to determine this present tenancy and thereupon the same and everything herein contained shall cease and be void as from the date of the occurrence of such destruction or damage or order or of the Premises becoming unfit for occupation but without prejudice to the rights and remedies of either party against the other in respect of any antecedent claim or breach of the covenants agreement stipulations terms and conditions herein contained or of the Landlord in respect of the rents payable hereunder prior to the coming into effect of the suspension.

SECTION VIII

DEFAULT

It is hereby expressly agreed and declared as follows:-

(1)	Default

If the rent and/or any charges payable hereunder or any part thereof shall be in arrear for seven (7) days after the same have become payable (whether formally demanded or not) or if there is any other breach or non-performance or any of the stipulations conditions or agreements herein contained and on the part of the Tenant to be observed or performed and the Tenant fails to rectify the same within 14 days after written notice served on the Tenant by the Landlord specifying the same or if the Tenant becomes bankrupt or being a corporation goes into liquidation or if the Tenant suffers execution to be levied upon the Premises or otherwise on the Tenant’s goods then and in any such case it shall be lawful for the Landlord at any time thereafter to re-enter upon the Premises or any part thereof in the name of the whole and thereupon this Agreement shall absolutely determine and the Landlord shall be entitled to deduct from the Deposit referred to in Section IX hereof the amount as to compensate any loss suffered by the Landlord but without prejudice to the Landlord’s right to claim any further damages which the Landlord shall have sustained in respect of any outstanding breach or non-observance or non-performance by the Tenant of any of the terms of this Agreement. All costs and expenses incurred by the Landlord in demanding payment of the rent and other charges aforesaid (if the Landlord elects to demand) or the extent of any loss to the Landlord arising out of this Clause shall be paid by the Tenant and shall be recoverable from the Tenant as a debt.

(2)	Acceptance of Rent

The acceptance of any rent by the Landlord hereunder shall not operate or be regarded by the Tenant as a waiver by the Landlord of any right to proceed against the Tenant in respect of any breach non-observance or non-performance by the Tenant of any of the agreements stipulations terms and conditions herein contained and on the part of the Tenant to be observed and performed.

(3)	Act of Employees Invitees Licensees

For the purpose of these presents any act default neglect or omission of any guest visitor servant contractor employee agent invitee or licensee of the Tenant shall be deemed to be the act default neglect or omission of the Tenant.

(4)	Re-entry

A written notice served by the Landlord on the Tenant in manner hereinafter mentioned to the effect that the Landlord thereby exercises the power of re-entry herein contained shall be a full and sufficient exercise of such power without actual entry on the part of the Landlord.

(5)	Distraint

For the purposes of Part III of the Landlord and Tenant (Consolidation) Ordinance (Chapter 7) and of these presents, the rent payable in respect of the Premises shall be and be deemed to be in arrear if not paid in advance at the times and in the manner hereinbefore provided for payment thereof.

SECTION IX

DEPOSIT

(1)	Deposit

The Tenant shall upon the signing hereof deposit with the Landlord a deposit (“the Deposit”) for the sum or sums specified in part VI of the First Schedule hereto to secure the due observance and performance by the Tenant of the agreements stipulations terms and conditions herein contained and on the part of the Tenant to be observed and performed which the Deposit shall be held by the Landlord throughout the currency of this Agreement with the right for the Landlord (without prejudice to any other right or remedy hereunder)

to deduct from the Deposit the amount of any rent rates and other changes payable hereunder and any costs expenses loss or damage sustained by the Landlord as the result of any non-observance or non-performance by the Tenant of any of the said agreements stipulations obligations or conditions. In the event of any deduction being made by the Landlord from the Deposit in accordance herewith during the currency of this Agreement the Tenant shall forthwith on demand by the Landlord pay to the Landlord any additional sum equal to the amount so deducted and failure by the Tenant so to do shall entitle the Landlord forthwith to re-enter upon the Premises and to determine this Agreement as hereinbefore provided.

(2)	Repayment of Deposit

Subject as aforesaid the Deposit shall be returned to the Tenant by the Landlord without interest within thirty (30) days after the expiration or sooner determination of this Agreement and delivery of vacant possession to the Landlord subject to after settlement of the outstanding claim by the Landlord against the Tenant for any arrears of rent Government Rent rates and other charges and for any breach non-observance or non-performance of any of the agreements stipulations terms and conditions herein contained and on the part of the Tenant to be observed or performed.

SECTION X

REGULATIONS

(1)	Introduction of Regulations

The Landlord shall be entitled from time to time and by notice in writing to the Tenant to make introduce and subsequently amend adopt or abolish if necessary such rules and regulations (“the Regulations”) as it may consider reasonable and necessary for the proper operation and maintenance of the Building or any part thereof.

(2)	Conflict

Such Regulations shall be supplementary to the terms and conditions contained in this Agreement and shall not in any way derogate from such terms and conditions. In the event of conflict between such Regulations and the terms and conditions of this Agreement the terms and conditions of this Agreement shall prevail.

(3) The Landlord shall not be liable to anyone for any loss or damages however caused arising from any non-enforcement of the Regulations or non-observance thereof by any third party.

SECTION XI

OPTION TO RENEW

The Tenant shall have the option to renew the term hereby granted:-

(1) for a further term of 3 years commencing from the 1st day of December 2007 and expiring on the 30th day of November 2010;

(2) upon the same terms and conditions hereunder save for the rent reserved hereby the rent free periods (if any) and this option to renew;

(3) upon giving prior written notice to the Landlord such notice to be given not less than nine months before the expiration of this Agreement;

(4) the rent payable during such further term shall be the open market rental value current at the date of the expiration of this Agreement. Such revised rent may be agreed at anytime between the Landlord and the Tenant or (in the absence of agreement) determined by an independent valuer (acting as an expert and not as an arbitrator) such valuer to be nominated in the absence of agreement by or on behalf of the President for the time being of the Hong Kong Institute of Surveyors on the application of the Landlord and the Tenant made not earlier than 3 months before but not later than 1 month after the commencement date of the further term and so that in the case of such valuation the revised rent to be determined by the valuer shall be such as he shall decide should be the monthly rent at the renewal date for the Premises:-

(a)	on the following assumptions at that date:-

(i)	that the Premises are fit for immediate occupation and use and that no work has been carried out thereon by the Tenant its subtenants or their predecessors in title during the term which has diminished the rental value of the Premises;

(ii)	that the Premises are available to let by a willing landlord to a willing tenant as a whole without a premium but with vacant possession and subject to the provisions of this Agreement (other than the amount of the rent hereby reserved) for the further term;

(iii)	that the covenants herein contained on the part of the Tenant have been fully performed and observed;

AND having regard to open market rental value current at the renewal date

(b)	but disregarding:-

(i)	any effect on rent of the fact that the Tenant its subtenant or their respective predecessors in title have been in occupation of the Premises;

(ii)	any goodwill attached to the Premises by reason of the carrying on thereat of the business of the Tenant its subtenants or their predecessors in title in their respective businesses; and

(iii)	any increase in rental value of the Premises attributable to the existence at the rental date of any improvement to the Premises or any part thereof carried out, with consent, by the Tenant its subtenants or their respective predecessors in title after the date hereof.

(5)	IT IS HEREBY FURTHER PROVIDED in relation to the revised rent as follows:-

(a)	(i)	the fees and expenses of the valuer including the cost of his appointment shall be borne equally by the Landlord and the Tenant who shall otherwise each bear their own costs; and

	(ii)	the valuer shall afford to each of the parties hereto an opportunity to make representations to him; and

	(iii)	if the valuer shall die delay or become unwilling or incapable of acting or if for any other reason the President for the time being of the Hong Kong Institute of Surveyors or the person acting on his behalf shall in his absolute discretion think fit he may by writing discharge the valuer and appoint another in his place.

(b)	(i)	if the revised rent payable on and from the relavant renewal date has not been agreed by that rent shall continue to be payable at rate previously payable until the revised rent is ascertained when the Tenant shall forthwith pay to the Landlord any shortfall between the rent and the revised rent;

	(ii)	for the purposes of this proviso the revised rent shall be deemed to have been ascertained on the date when the same has been agreed between the parties or the date of the determination by the valuer.

SECTION XII

INTERPRETATION AND MISCELLANEOUS

(1)	Name of Building

The Landlord reserves the right to re-name the Building with any such name or style as it in its sole discretion may determine without the same constituting an actual or constructive eviction of the Tenant and without incurring any liability to the Tenant therefor provided that the Landlord shall give the Tenant and the Postal and other relevant Government Authorities not less than three months notice of its intention so to do.

(2)	Condonation Not a Waiver

No condoning, excusing or overlooking by the Landlord of any default, breach or non-observance or non-performance by the Tenant at any time or times of any of the agreements stipulations terms and conditions herein contained shall operate or be regarded by the Tenant as a waiver of the Landlord’s rights hereunder in respect of any continuing or subsequent default, breach or non-observance or non-performance or so as to defeat or affect in any way the rights and remedies of the Landlord hereunder in respect of any such continuing or subsequent default or breach and no waiver by the Landlord shall be inferred from or implied by anything done or omitted by the Landlord, unless expressed in writing and signed by the Landlord.

Any consent given by the Landlord shall operate as a consent only for the particular matter to which it relates and shall in no way be considered as a waiver or release of any of the provisions hereof nor shall it be construed as dispensing with the necessity of obtaining the specific written consent of the Landlord in the future, unless expressly so provided.

(3)	Letting Notices and Entry

During the three months immediately before the expiration of the said Term and if the Tenant has not exercised its option to renew (if any) the Tenant shall permit all persons having written authority from the Landlord to enter and view the Premises and every part thereof at all reasonable times upon prior appointment Provided that the Landlord shall be at liberty to affix and maintain without interference upon any external part of the Premises a notice stating that the Premises are to be let and such other information in connection therewith as the Landlord shall reasonably require during the aforementioned period of 3 months.

(4)	Service of Notice

Any notice required to be served to be served hereunder, if to be served on the Tenant shall be sufficiently served if delivered to or dispatch by registered office or last known address of the Tenant or left at the Premises or at the last known address of the Tenant and, if to he served on the Landlord, shall be sufficiently served if delivered to or dispatched by registered post to the registered office or last known address of the Landlord. A notice sent by registered post shall be deemed to be given at the time and date of posting.

(5)	Gender

In this Agreement if the context permits or requires words importing the singular number shall include the plural number and vice versa and words importing the masculine feminine or neuter gender, shall include the other of them.

(6)	Heading and Index

The Headings and Index (if any) are intended for guidance only and do not form a part of this Agreement nor shall any of the provisions of this Agreement construed or interpreted by reference thereto or in any way affected or limited thereby.

(7)	Stamp Duty and Cost

Each Party shall bear its own legal costs and disbursements of and incidental to the preparation and completion of this Agreement. The stamp duty and registration fee (if any) payable on this Agreement shall be shared by the parties equally.

(8)	No Fine

The Tenant acknowledges that no fine premium key money or other consideration has been paid by the Tenant to the Landlord for the grant of this tenancy.

(9)	Additional Terms

The additional terms (if any) as set out in the Fourth Schedule hereto shall apply to this Agreement and shall be deemed to be incorporated herein.

(10)	Exclusion of Warranties

This Agreement sets out the full agreement between the parties and supersedes any other commitments, agreements, representations, warranties or understandings, written or verbal, that the parties may have had with respect to the Premises.

FIRST SCHEDULE

PART I - THE TENANT

WINWAY TECHNOLOGY DEVELOPMENT LIMITED whose registered office is situate at 22nd Floor, Lane Crawford House, 70 Queen’s Road Central, Hong Kong.

PART II - TERM

Three years commencing on the 1st day of December 2004 and expiring on the 30th day of November 2007, with an option to renew as referred to in Section XI hereof (if any).

PART III - PARTICULARS OF RENT

HK$43,371.00 per month exclusive of rates Government Rent, management and air-conditioning charges and other outgoings.

PART IV - PARTICULARS OF MANAGEMENT AND AIR CONDITIONING CHARGES

(1) HK$4.54 per sq. ft. gross (i.e. HK$21,878.26) per month.

(2) If at any time during the said term, notice of any increase in the management and air-conditioning charges has been served by the Manager or the Incorporated Owners of the Building, the Tenant shall pay the revised management and air-conditioning charges instead of the amount stated in (1) above.

(3) For the purpose of this Part, normal business hours for office means the hours between 8:30 a.m. to 6:30 p.m. from Monday to Friday and 8:30 a.m. to 2:00 p.m. on Saturday.

(4) Subject to (2) above, the supply of air conditioning outside the normal business hours can be arranged provided that written request must be given to the Landlord and the Management Office five hours before such use. The air conditioning supply outside of normal business hours shall be charged for the time being at HK$200.00 per hour. The Landlord is entitled to increase the off-hour air conditioning charge rate from time to time to reflect the actual cost involved.

PART V - USER

Office for business purposes only

PART VI - DEPOSIT

HK$195,747.78 being three months’ rent, management and air-conditioning charges.

SECOND SCHEDULE

Rent free periods:-

(1) the 1st December 2004 to 31st January 2005 (both days inclusive); and

(2) 1st December 2005 to 15th December 2005 (both days inclusive);

During the rent free periods, the Tenant shall pay management and the air-conditioning charges, Government rates ,Government rent and all outgoings.

THIRD SCHEDULE

SUBMISSION AND APPROVAL OF PLANS

(1) Prior to the commencement of decoration works to the Premises the Tenant shall at its own costs prepare and submit to the Landlord for its approval suitable drawings and specifications of the works to be carried out by the Tenant (hereinafter collectively called “the Tenant’s Plans”) to enable the Premises to be fitted out and completed for the purposes specified in this Agreement. The Tenant’s Plans shall, without limitation, include:-

(i)	detailed drawings, plans and specifications for all partitioning;

(ii)	detailed drawings, plans and specifications of all electrical installations which shall be connected to the electrical systems installed by the Landlord; and

(iii)	details of any proposed amendments, additions or alterations to any electrical mechanical or other building services;

and shall comply with all relevant Ordinance, Regulations and Bye-Laws from time to time issued by the Government of Hong Kong.

(2) The Landlord will consider the Tenant’s Plans and may approve or disapprove the Tenant’s Plans or any part of them as it thinks fit provided that such approval shall not be unreasonably withheld or delayed.

(3) The Tenant shall not

(i)	carry out or attempt to carry out any work which requires the consent of the Buildings Ordinance Office or any other competent Authority without previously obtaining such consent.

(ii)	do or permit any act thing to be done which is likely to cause any fire risk or other hazard in the Building.

FOURTH SCHEDULE

(1) The parties hereby agree that this Agreement is conditional upon the grant of a written consent from the present mortgagee of the Premises, The HongKong and Shanghai Banking Corporation Limited and undertake to comply with any requirements the said mortgagee may impose in granting such including but not limited to the execution of the Letter of Undertaking or any other documents(s) by the Tenant in the form hereto attached or in such other form(s) prescribed by the Mortgagee from time to time at its absolute discretion.

AS WITNESS the hands of the parties hereto the day and year first above written.

	SIGNED by Mr. Chiang Chen Yuen, Director for and on behalf of the Landlord in the presence of :-)		For and on behalf of
)
		)	RIKON LIMITED
)
		)	/s/ CHIANG CHEN YUEN
		)	Authorized Signature(s)
)

/s/ ANDY CK WU

SIGNED by	/s/ LAM WAI HUNG	)
		)	For and on behalf of
		)	WINWAY TECHNOLOGY DEVELOPMENT LIMITED
)
	for and on behalf of the Tenant	)
	In the presence of :-)		/s/ LAM WAI HUNG
		)	Authorized Signature(s)

/s/ EDWARD LEE

	RECEIVED the day and year first above written of and from the Tenant the sum of DOLLARS ONE HUNDRED NINETY FIVE THOUSAND SEVEN HUNDRED FORTY SEVEN AND CENTS SEVENTY EIGHT HONG KONG CURRENCY	)	For and on behalf of
)
		)	RIKON LIMITED
)
		)	/s/ CHIANG CHEN YUEN
		)	Authorized Signature(s)
		)	Illegible

TO: The Hongkong and Shanghai	Date: 21st January 2005
Banking Corporation Limited

Re:	Unit 2801 on 28th Floor of Citicorp Centre,
18 Whitfield Road, Hong Kong (“the Property”)

IN CONSIDERATION of your agreeing to grant consent to our entering into a Tenancy Agreement (“the Tenancy Agreement”) of the Property, We, Rikon Limited (“the Landlord”) and Winway Technology Development Limited (“the Tenant”) hereby undertake with you as follows:-

1.	That no premium or other moneys (other than the monthly rent and deposit) has been paid or is payable in respect of the grant of the Tenancy Agreement;

2.	That no rent is payable in advance for any period longer than one month;

3.	That the term of tenancy is for a renewable term of 3 years upon expiration of the existing tenancy and that there is no option to purchase in favour of the Tenant;

4.	That your consent is limited to the Tenancy Agreement and any further dealings (including but no limited to any assignment of the tenancy, subletting or parting with possession of the Property or any part thereof by the Tenant and any renewal of the tenancy) shall require your prior written consent;

5.	That your position as mortgagee of the Property will not be prejudiced,

6.	That the Tenancy Agreement shall be upon the terms and conditions approved by you and without any deviation therefrom or amendment thereof;

7.	That notwithstanding any rule of law or equity or statutory provisions to the contrary, neither you nor your successors and assigns (collectively “you and your successors”), shall be under any liability to return the deposit paid under the Tenancy Agreement, whether to the Tenant or to its successors or permitted assigns or any other person entitled thereto (collectively “the Tenant and its successors”), at the expiration or sooner determination of the tenancy and the Tenant and its successors shall (as against you and your successors) have no right of and shall not seek to set off the deposit against any monies payable by the Tenant and its successors under the tenancy;

8.	A copy of this letter shall be annexed to the Tenancy Agreement; and

9.	That the costs of Messrs. Johnson Stokes & Master herein shall be paid by us within 14 days from the date of this letter.

Yours faithfully,
For and on behalf of	For and on behalf of
WINWAY TECHNOLOGY DEVELOPMENT LIMITED
RIKON LIMITED

/s/ CHIANG CHEN YUEN	/s/ LAM WAI HUNG
Authorized Signature(s)	Authorized Signature(s)
the Landlord	the Tenant